Exhibit 99.1

SEGMENT INFORMATION

The tables below present certain unaudited financial information for the periods presented reflecting our current segment presentation adopted in connection with our separation from United Online, Inc.  This information includes a number of key business metrics that we use to help us monitor our performance and trends affecting our segments, and to develop forecasts and budgets.

Segment operating income. Our chief operating decision maker uses segment operating income to evaluate the performance of our business segments and to make decisions about allocating resources among segments. Segment operating income is operating income excluding depreciation, amortization, litigation and dispute settlement charges or gains, transaction-related costs, and restructuring and other exit costs.  Stock-based compensation and general corporate expenses are not allocated to the segments. Segment operating income is prior to intersegment eliminations and excludes other income.

Consumer orders.  We monitor the number of consumer orders for floral, gift and related products during a given period. Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com website, associated mobile sites, and the 1-800-SEND-FTD telephone number; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

Average order value.  We monitor the average value for consumer orders delivered in a given period, which we refer to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within our Consumer and International segments is tracked for each segment in their local currency, the U.S. Dollar for the Consumer segment and the British Pound (“GBP”) for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

Average revenues per member. We monitor average revenues per member for our floral network members in the Florist segment. Average revenues per member represents the average revenues received from a member of our floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include our retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

FTD Companies, Inc.

Unaudited Revenues and Segment Operating Income

(in thousands)

	Three Months Ended							Year Ended December 31,
	March 31, 2013	June 30, 2013	September 30, 2013	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	2012	2011
Revenues:
Consumer	$93,012	$98,260	$52,820	$86,072	$101,570	$51,686	$77,675	$317,003	$302,477
Florist	47,538	41,365	36,083	42,641	41,071	35,333	39,135	158,180	151,856
International	54,982	30,472	32,763	52,581	30,881	32,458	41,161	157,081	150,935
Intersegment eliminations	(5,249)	(5,818)	(3,139)	(4,847)	(5,995)	(3,115)	(4,793)	(18,750)	(18,019)
Total revenues	$190,283	$164,279	$118,527	$176,447	$167,527	$116,362	$153,178	$613,514	$587,249

Operating Income:
Segment operating income:
Consumer	$10,273	$11,628	$5,361	$9,817	$11,669	$5,346	$8,413	$35,245	$33,267
Florist	13,592	12,318	10,094	11,267	11,622	10,028	11,508	44,425	41,442
International	7,194	2,858	3,508	7,257	3,437	2,823	4,772	18,289	18,925
Unallocated expenses	(5,182)	(6,295)	(8,596)	(4,913)	(4,737)	(4,683)	(4,079)	(18,412)	(18,395)
Depreciation and amortization	(8,653)	(8,575)	(7,923)	(8,792)	(8,838)	(8,943)	(8,785)	(35,358)	(34,022)
Operating income (GAAP basis)	$17,224	$11,934	$2,444	$14,636	$13,153	$4,571	$11,829	$44,189	$41,217

FTD Companies, Inc.

Unaudited Segment Metrics

(in thousands, except average order value, average revenues per member and average currency exchange rate)

	Three Months Ended
	March 31,	June 30,	September 30,	March 31,	June 30,	September 30,	December 31,	Year Ended December 31,
	2013	2013	2013	2012	2012	2012	2012	2012	2011

Consolidated:
Consolidated revenues	$190,283	$164,279	$118,527	$176,447	$167,527	$116,362	$153,178	$613,514	$587,249
Consolidated operating income	$17,224	$11,934	$2,444	$14,636	$13,153	$4,571	$11,829	$44,189	$41,217

Consumer:
Segment revenues	$93,012	$98,260	$52,820	$86,072	$101,570	$51,686	$77,675	$317,003	$302,477
Segment operating income	$10,273	$11,628	$5,361	$9,817	$11,669	$5,346	$8,413	$35,245	$33,267
Consumer orders	1,283	1,425	712	1,178	1,496	709	1,102	4,485	4,333
Average order value	$68.46	$64.92	$69.89	$69.00	$63.96	$68.56	$66.24	$66.57	$65.73

Florist:
Segment revenues	$47,538	$41,365	$36,083	$42,641	$41,071	$35,333	$39,135	$158,180	$151,856
Segment operating income	$13,592	$12,318	$10,094	$11,267	$11,622	$10,028	$11,508	$44,425	$41,442
Average revenues per member	$3,358	$3,011	$2,649	$2,899	$2,867	$2,495	$2,748	$11,004	$10,259

International:
Segment revenues	$54,982	$30,472	$32,763	$52,581	$30,881	$32,458	$41,161	$157,081	$150,935
Segment operating income	$7,194	$2,858	$3,508	$7,257	$3,437	$2,823	$4,772	$18,289	$18,925
Consumer orders	921	496	538	819	501	530	685	2,535	2,295
Average order value (in GBP)	£32.95	£33.05	£32.76	£34.34	£32.35	£32.26	£31.29	£32.69	£34.50
Average order value (in USD)	$50.65	$50.80	$50.85	$54.16	$51.16	$51.01	$50.32	$51.87	$55.39
Average currency exchange rate: GBP to USD	1.54	1.54	1.55	1.58	1.58	1.58	1.61	1.59	1.61